SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

      Filed by the registrant [x](1)
      Filed by a party other than the registrant [ ]

      Check the appropriate box:
      [  ]   Preliminary proxy statement      [  ] Confidential, for Use
      [  ]   Definitive proxy statement            of the Commission
      [  ]   Definitive additional materials       only (as permitted
      [x]    Soliciting material pursuant to       by Rule 14a-6(e)(2))
             Rule 14a-11(c) or Rule 14a-12

                               NUI Corporation
               (Name of Registrant(s) as Specified in its Charter)


          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)


      Payment of filing fee (Check the appropriate box):

      [  ]   No fee required.
      [  ]   Fee computed on table below per Exchange Act Rules
                14a-6(i)(4) and 0-11.

        (1)  Title of each class of securities to which transaction applied:


        Common Stock no par value of NUI Holding Company(2)

        (2)  Aggregate number of securities to which transaction applies:

         12,807,111 shares of Common Stock no par value of NUI Holding
         Company.


        (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
             (Set forth the amount on which the filing fee is calculated and state how determined): $26.6875.

           The filing of $68,358.00 has been calculated pursuant to Exchange Act Rule 0-11(c)(l) and is equal to 1/50 of 1% of the aggregate value of the transaction ($341,789,775.00), based on the average of the high and low sales prices of NUI Common Stock as reported in the New York Stock Exchange consolidated reporting system on November 19, 1999 multiplied by the number of shares of NUI common stock outstanding on that day.


        (4)  Proposed maximum aggregate value of transaction: $341,789,775.00

        (5)            Total fee paid:  $68,358.00

      [x]   Fee paid previously with preliminary  materials.
      [ ]   Check box if any part of the fee is offset as provided by
            Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount previously paid:
        (2)     Form, schedule or registration statement no.:
        (3)     Filing party:
        (4)     Date filed:
      ____________________
        (1) The Proxy Statement filed herewith is a Proxy Statement and Prospectus to be used by NUI Corporation at its annual meeting of Shareholders, at which such shareholders will consider and vote upon, iter alia, a proposal to approve an Agreement and Plan of Exchange through which NUI Holding Company will become the parent company of NUI Corporation.

        (2) NUI Holding Company is a newly created New Jersey corportion formed for the purpose of becoming the holding company for NUI Corporation.



       Shareholders are advised to read the full Proxy/Prospectus when it becomes available.




      CONTACT:   Linda S. Lennox
                 Director of Corporate Communications and Investor
      Relations
                 Tel: (908) 719-4222

                 E-mail: llennox@nui.com

      FOR IMMEDIATE RELEASE
       NUI CORPORATION'S ANNUAL REPORT ON FORM 10-K AVAILABLE UPON REQUEST


           1999 Annual Report to Shareholders to be Mailed in January

      Bedminster, NJ _ January 4, 2000 _ NUI Corporation (NYSE:NUI)

      announced that it would seek shareholder approval for the formation of a holding company structure at the Company's upcoming Annual Meeting of Shareholders. Under the proposal, shares of NUI's common stock would automatically be converted into common stock of the holding company without the need for shareholders to mail in stock certificates. The holding company will retain the NUI Corporation name. As part of the proposed restructuring, the Company's non-regulated businesses would be maintained under the holding company separate from the Company's utility operations.

      The Company noted that the holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and non-regulated activities. This structure is increasingly prevalent in the utility industry. The holding company structure is intended to provide increased organizational, managerial and financial flexibility to better position NUI to operate in the changing natural gas utility industry.

      John Kean, Jr., NUI President and Chief Executive Officer, stated, "The holding company structure will provide us with flexibility enabling us to more easily expand the individual parts of our business and realize values inherent in the individual pieces for our shareholders."

      The Company announced that materials relating to the holding company proposal and the Annual Meeting are currently under a routine review by the Securities and Exchange Commission. As a result of this review, the Company's Annual Meeting, originally scheduled for January 25, 2000, has been postponed. A new record date of January 12, 2000, has been established, with an anticipated Annual Meeting date in late February. The Company's Annual Report on Form 10-K has been filed with the Securities and Exchange Commission and is available free of charge upon request to NUI Corporation's Office of the Secretary located at 550 Route 202-206, Bedminster, New Jersey 07921, or on NUI's website at www.nui.com. The Company said it plans to mail its 1999 Annual Report to Shareholders along with proxy materials for the 2000 Annual Meeting of Shareholders later in January.

      In addition to shareholder approval, the establishment of the holding company structure is subject to the receipt of certain regulatory approvals.

      NUI Corporation, based in Bedminster, NJ, operates natural gas utilities serving more than 370,000 customers in six states along the eastern seaboard. NUI also operates businesses involved in wholesale and retail energy sales; energy and environmental project development; energy consulting; sales outsourcing; telecommunications; and customer and geographic information systems and services.


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